Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-232884, 333-237062, 333-254179, 333-263094, 333-270141, 333-270146, and 333-275881) on Form S-8 of our report dated February 28, 2024, with respect to the consolidated financial statements of Castle Biosciences, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Houston, Texas
February 28, 2024